Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Akerna Corp. on Amendment No.1 to Form S-3 (File No. 333-232694) of our report dated October 1, 2018, with respect to our audits of the financial statements of MJ Freeway, LLC as of June 30, 2018 and 2017 and for each of the two years in the period ended June 30, 2018 appearing in the Registration Statement on Form S-4 of MTech Acquisitions Holdings, Inc. that was filed on November 7, 2018. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

August 27, 2019